Exhibit 99.1

News Release

Michael E. Conley, Director of Investor Relations (972) 443-6557

FOR IMMEDIATE RELEASE

Sheehan Named Interim Chairman, President and CEO of Flowserve

DALLAS – April 4, 2005 – Flowserve Corp. (NYSE: FLS) today said its board of directors and C. Scott Greer have jointly agreed to accelerate the company’s previously announced CEO transition. Greer resigned as chairman, president, CEO and director of Flowserve, effective immediately, but will remain employed with the company in a consulting role through June 30, 2005, to help insure a smooth transition.

Kevin E. Sheehan, a director and most recently chairman of the board’s Corporate Governance and Nominating Committee, was named interim chairman, president and CEO. He will assume Greer’s former responsibilities until a permanent successor is appointed, in accordance with the board’s transition plan. The company said the process for recruiting a permanent CEO is well underway, though no timetable has been set to name a successor.

“With Flowserve’s business operations running smoothly, and given the progress already made in transition planning, the board and Scott mutually felt that now was the right time to begin my service as interim CEO,” Sheehan said. “The board of directors greatly appreciates Scott’s efforts, leadership and success in transforming Flowserve into a global leader for flow control products and services. It has the utmost confidence in the management team’s continuing abilities to profitably grow Flowserve’s business. The board’s outlook for Flowserve remains decidedly upbeat and optimistic as we continue to build on the foundation that Scott has helped put in place. We wish Scott the very best in his future endeavors.”

Sheehan, 59, has been a director of Flowserve, and one of its predecessor companies, since 1990. He is a partner in CID Equity Partners in Indianapolis, which he joined in 1994 after more than 22 years in senior level management and executive positions with Cummins Engine Co. Inc. He holds a bachelor’s degree from Williams College and a master’s degree from Harvard Business School.

The company announced on Feb. 7, 2005 that its board and Greer had jointly agreed not to renew Greer’s contract with the company when it expires on June 30, 2005.

Flowserve Corp. is one of the world’s leading providers of fluid motion and control products and services. Operating in 56 countries, the company produces engineered and industrial pumps, seals and valves as well as a range of related flow management services.

SAFE HARBOR STATEMENT: This news release contains various forward-looking statements and includes assumptions about Flowserve’s future financial and market conditions, operations and results. In some cases forward-looking statements can be identified by terms such as “may,” “will,” “should,” “expect,” “forecast,” “plans,” “projects,” “seeks,” “anticipate,” “believe,” “estimate,” “predicts,” “potential,” “continue,” “intends,” or other comparable terminology. These statements are based on current expectations and are subject to significant risks and uncertainties. They are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Among the many factors that could cause actual results to differ materially from the forward-looking statements are: changes in the financial markets and the availability of capital; changes in the already competitive environment for the company’s products or competitors’ responses to Flowserve’s strategies; the company’s ability to integrate past and future acquisitions into its management operations; political risks, military actions or trade embargoes affecting customer markets, including the continuing conflict in Iraq and its potential impact on Middle Eastern markets and global petroleum producers; the health of the petroleum, chemical, power and water industries; economic conditions and the extent of economic growth in areas inside and outside the U.S.; unanticipated difficulties or costs associated with the implementation of systems, including software; the company’s relative geographical profitability and its impact on the company’s utilization of foreign tax credits; the recognition of significant expenses associated with realigning the company’s combined operations with acquired companies; the company’s ability to meet the financial covenants and other requirements in its financing agreements; further repercussions from the terrorist attacks of Sept. 11, 2001, the threat of future attacks and the response of the U.S. to those attacks; technological developments in the company’s products as compared with those of its competitors; changes in prevailing interest rates and the effective interest costs that the company bears; adverse changes in the regulatory climate and other legal obligations imposed upon the company; delays in meeting the deadline for the report of management and the independent auditor on the company’s internal controls over financial reporting and related certification; the possibility of continuing delays in filing its periodic public reports; the possibility of adverse consequences of governmental tax audits of company tax returns, including a pending IRS audit of the company’s U.S. tax returns for the years 1999-2001; and the company’s ability to convert bookings, which are not subject to nor computed in accordance with generally accepted accounting principles, into revenues with profit margins, since such profit margins cannot be assured nor be necessarily assumed to follow historical trends. Flowserve undertakes no obligation to, but may choose to, publicly update or revise any forward-looking statements as a result of new information, future events or otherwise.

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